Exhibit 99.1

US bank  (Logo Omitted)
   Five Star Service Guaranteed (Logo Omitted)


                                                 U.S. Bank National Association
                                                 Corporate Trust Services
                                                 100 Wall Street, 16th Floor
                                                 New York, NY 10005


  Timeline for Termination of Corporate Backed Trust Certificates, BellSouth
           Telecommunications Debenture-Backed Series 2003-14 Trust

NEWS RELEASE-- IMMEDIATE

         New York, New York - February 2, 2007: On February 1, 2007, Corporate Backed Trust Certificates, BellSouth Telecommunications Debenture-Backed Series 2003-14 Trust, which was established by Lehman ABS Corporation, announced that it must be terminated under the terms of its trust agreement. As a consequence, the sole assets of the trust, $27,000,000 principal amount of 5.85% Debentures due November 15, 2045 issued by BellSouth Telecommunications, Inc., will be liquidated. The transfer books relating to the trust certificates will be closed permanently at the time of this press release.

         Notices were sent today to the registered holders of the Class A-1 Certificates (CUSIP Number 21988G106*; NYSE Listing JZR), the Class A-2 Certificates (CUSIP Number 21988GCT1*), and the call warrants related to the Class A-1 Certificates and Class A-2 Certificates. Such notices informed the holders of the Class A-1 Certificates and Class A-2 Certificates that they (i) possess certain rights to receive, in lieu of any liquidation proceeds owed under the trust agreement, their pro rata portion of the underlying securities of the trust and (ii) must elect by 3:00 p.m. (New York City Time), February 16, 2007, if they wish to receive such distribution of the underlying securities. In the case of the call warrants related to the Class A-1 Certificates and Class A-2 Certificates, such notices informed the call warrant holders that they (i) possess certain call and optional exchange rights and (ii) must elect by 3:00 p.m. (New York City Time), February 16, 2007, if they wish to exercise such call and optional exchange rights.

         If the holders of the Class A-1 Certificates, Class A-2 Certificates and related call warrants do not exercise their rights described above and in the aforementioned notices, the underlying securities held by the trust will be liquidated and the proceeds will be distributed to certificateholders in accordance with the terms of the trust agreement. Sale procedures to liquidate the underlying securities are expected to begin February 21, 2007 and finish by 2:00 p.m. (New York City Time), February 23, 2007. The holders of the Class A-1 Certificates and Class A-2 Certificates will receive a distribution related to such liquidation shortly thereafter.



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Contact:
U.S. Bank Trust National Association David Kolibachuk,
Corporate Trust Services, 212-361-2459



* No representation is made as to the correctness of the CUSIP numbers indicated in this press release. They are included solely for the convenience of the holders of the Certificates.